EXHIBIT 99.3

FORM OF LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEES
GROWLIFE, INC.

Subscription Rights to Purchase Units
Offered Pursuant to Subscription Rights Distributed to Stockholders of GrowLife, Inc.

[______], 2018

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed by GrowLife, Inc. (the “Company”) to all holders of record of shares of its common stock, $0.0001 par value per share (the “Common Stock”) as of 6:00 p.m., Eastern Time on October 12, 2018 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (each a “Subscription Right”) to subscribe for and purchase one Unit for each share of Common Stock owned as of the Record Date. Each Unit consists of one share of the Company’s Common Stock and two ½ Warrants, consisting of one ½ warrant which will be exercisable for one share of our Common Stock at an exercise price of $0.018 per share and one ½ warrant exercisable for one share of our Common Stock at an exercise price of $0.024, which we refer to collectively as the Warrant. Each whole Warrant entitles the holder to purchase one share of our Common Stock. The Subscription Rights and Units are described in the prospectus dated [______], 2018 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to 500,000,000 Units on the terms and subject to the conditions described in the Prospectus, at a subscription price of $0.012 per Unit (the “Subscription Price”). The Subscription Rights may be exercised at any time during the subscription period, which commences on October 13, 2018 and ends at 6:00 p.m., Eastern Time, on November 12, 2018, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each beneficial owner of shares of Common Stock is entitled to one Subscription Right for every share of Common Stock owned or deemed to be owned by such beneficial owner on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”) registered in the name of the record holder or its nominee. Each Subscription Right entitles holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”).

Based on 2,997,279,413 shares of common stock outstanding as of September 17, 2018, we would grant Subscription Rights to acquire approximately 2,997,279,413 Units but will only accept subscriptions for an aggregate of $6,000,000 or 500,000,000 Units. Accordingly, sufficient Units may not be available to honor all subscriptions in full. If exercises of Basic Subscription Rights exceed the number of Units available in the Rights Offering, we will allocate the available Units in proportion to the number of shares of our Common Stock each of the record holders owned or was deemed to own on the Record Date, relative to the number of shares owned or deemed to be owned on the Record Date by all record holders exercising the Basic Subscription Right. If this pro rata allocation results in any record holders receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Basic Subscription Right, then such record holder will be allocated only that number of Units for which the record holder subscribed, and the remaining Units will be allocated among all other record holders exercising their Basic Subscription Right on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Right”). Subject to stock ownership limitations described in the Prospectus, if sufficient Units are available, all Over-Subscription Right requests will be honored in full. If Over-Subscription Right requests for Units exceed the remaining Units available, the remaining Units will be prorated among rights holders who oversubscribe, based on the number of basic subscription shares to which they have subscribed, subject to stock ownership limitations as described in the Prospectus.

The Company will not issue fractional shares or Warrants. Fractional shares or Warrants resulting from the exercise of the Basic Subscription Right and the Over-Subscription Right will be eliminated by rounding down to the nearest whole share of Common Stock and Warrant, as applicable. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Rights Offering.

The Company is asking persons who hold shares of the Company’s Common Stock or eligible warrants to purchase the Company’s Common Stock beneficially, and who have received the Subscription Rights distributable with respect to those securities through a broker, dealer, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them. If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the Subscription Agent and the Company, in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of Units being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Subscription Rights on whose behalf you are acting.

The Company is asking you to contact your clients for whom you hold shares of Common Stock or eligible warrant to purchase Common Stock registered in your name or the name of your nominee to obtain instruction with respect to the Subscription Rights.

 Enclosed are copies of the following documents:

1.
Prospectus
2.
Subscription Rights Certificate
3.
Instructions as to use of Subscription Rights Certificate
4.
Form of Letter to Stockholders who are Beneficial Holders
5.
Beneficial Owner Election
6.
Nominee Holder Certification
7.
Notice of Guaranteed Delivery
8.
Return envelope, addressed to Issuer Direct Corporation.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Right and Over-Subscription Right, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the property completed and duly executed Subscription Rights Certificate and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

A holder cannot revoke the exercise of a Subscription Right. Subscription Rights not exercised at or prior to 6:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO ISSUER DIRECT CORPORATION, THE SUBSCRIPTION AGENT, TOLL-FREE AT (888) 301-2498 OR BY EMAIL AT
CORPORATE-ACTIONS@ISSUERDIRECT.COM

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.